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                                                              EXHIBIT 99


                   [CROWN NEWS RELEASE LETTERHEAD]



                                       Press/Shareholder Inquiries:
FOR IMMEDIATE RELEASE                  J. STEVEN WISE, Manager,
Baltimore, Maryland-JANUARY 3, 2001    Corporate & Government Affairs
                                       (410) 659-4859




        Crown Central, PACE Union Reach Second Tentative Agreement
   ----------------------------------------------------------

          Crown Central Petroleum Corporation (CNPa and CNPb on the American Stock Exchange) announced today that it has reached a second tentative collective bargaining agreement with the Paper, Allied-Industrial, Chemical, and Energy Workers International Union (PACE).

          Crown and PACE previously announced a tentative agreement on October 11, 2000, but the measure failed to receive the necessary votes when it was considered on October 18, 2000 by the local bargaining unit, Local 4-227, at Crown's Pasadena, Texas refinery. The agreement announced today is also subject to ratification by Local 4-227.

     If the agreement is approved, PACE will cease all boycott activities, resolve all litigation with Crown, and end the "corporate campaign" against the Company that was initiated by its affiliate, the Oil, Chemical, and Atomic Workers Union. In addition, the collective bargaining agreement would bring an end to the lockout of the bargaining unit employees at the Pasadena refinery, which began in February 1996. Crown and PACE have also agreed to the terms governing the return to work of bargaining unit members following ratification of the collective bargaining agreement.

          Crown Chairman Henry A. Rosenberg, Jr. stated: "Crown is very pleased that we have been able to reach an agreement with PACE. We have worked hard to resolve this labor dispute so that we can focus our attention on present and future opportunities available to the Company. We look forward to a renewed and profitable working relationship."

          Headquartered in Baltimore, Maryland since 1930, Crown operates two Texas refineries with a total capacity of 152,000 barrels per day, 329 Crown gasoline stations and convenience stores in the Mid-Atlantic and Southeastern U.S., and 13 product terminals along the Colonial, Plantation, and Texas Eastern Products pipelines.


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